Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London, E14 4QA

United Kingdom

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010

United States of America

Jefferies LLC

520 Madison Avenue

New York, New York 10022

United States of America

As representatives of the underwriters

VIA EDGAR

April 24, 2017

David Lin, Staff Attorney

William Dorton, Staff Attorney

Marc Thomas, Staff Accountant

Gus Rodriguez, Staff Accountant

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	China Rapid Finance Limited (the “Company”)

Registration Statement on Form F-1, as amended (Registration No. 333-217064)

Registration Statement on Form 8-A (Registration No. 001-38051)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness for 2:00 p.m., Eastern Time on April 26, 2017, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that between April 14, 2017 and the date hereof, copies of the Company’s Preliminary Prospectus dated April 14, 2017 were distributed as follows: more than 500 copies to prospective underwriters, institutional investors, dealers and others.

We have been advised by the prospective underwriters that they have complied and will continue to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

CREDIT SUISSE SECURITIES (USA) LLC

JEFFERIES LLC

As representatives of the underwriters

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Daniel Wetstein
Name:	Daniel Wetstein
Title:	Managing Director

Signature Page to Underwriter Acceleration Letter

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Marc Bernstein
Name:	Marc Bernstein
Title:	Director

Signature Page to Underwriter Acceleration Letter

JEFFERIES LLC

By:	/s/ Andrea H. Lee
Name:	Andrea H. Lee
Title:	Managing Director

Signature Page to Underwriter Acceleration Letter